Exhibit 1

The undersigned hereby agree, pursuant to Rule 13d-1(k)(1) to file a joint statement on Schedule 13D and amendments thereto pertaining to their shares of Class A Common Stock of BankUnited Financial Corporation.

This agreement may be terminated for any reason by any party hereto immediately upon the personal delivery or facsimile transmission of notice to that effect to the other parties hereto.

This agreement may be executed in counterparts and all so executed shall constitute one agreement.

Date: April 18, 2008

/s/ Moses Marx MOSES MARX

MOMAR CORP.

By:	/s/ Moses Marx
Moses Marx, President

UNITED EQUITIES COMPANY, LLC

By:	/s/ Moses Marx
Moses Marx, Manager